TERM LOAN AGREEMENT



                   Dated as of June 28, 1996

                             among

                     Read-Rite Corporation,
                          as Borrower

                              and

            the Financial Institutions named herein,
                            as Banks

                              and

      Canadian Imperial Bank of Commerce, New York Agency,

                            as Agent












                       TABLE OF CONTENTS
                                                             Page


ARTICLE I

                          DEFINITIONS                           1
          SECTION 1.01 Defined Terms                            1
          SECTION 1.02 Other Definitional Provisions            7

ARTICLE II

                           THE LOANS                            8
          SECTION 2.01 The Term Loan                            8
                   (a) The Term Commitment                      8
          SECTION 2.02 Fees                                     9
          SECTION 2.03 Repayment                                9
                   (a) Mandatory Repayments                     9
                   (b) Optional Payment                         9
          SECTION 2.04 Interest Rate and Payment Dates          9
                   (a) Payment of Interest                      9
                   (b) Base Rate Loans                          9
                   (c) LIBO Rate Loans                          9
          SECTION 2.05 Continuation and Conversion Options      9

ARTICLE III

            GENERAL PROVISIONS CONCERNING THE LOANS            10
          SECTION 3.01 Use of Proceeds                         10
          SECTION 3.02 Post Maturity Interest                  10
          SECTION 3.03 Computation of Interest and Fees        10
                   (a) Calculations                            10
                   (b) Determination by Agent                  10
          SECTION 3.04 Payments                                11
          SECTION 3.05 Payment on Non-Business Days            11
          SECTION 3.06 Reduced Return                          11
          SECTION 3.07 Indemnities                             11
                   (a) General Indemnity                       11
                   (b) Funding Losses                          12
          SECTION 3.08 Funding Sources                         12
          SECTION 3.09 Inability to Determine Interest Rate    12
          SECTION 3.10 Requirements of Law                     12
          SECTION 3.11 Illegality                              13
          SECTION 3.12 Right to Replace Bank                   13
          SECTION 3.13 Taxes                                   14
                   (a) Payments                                14
                   (b) Other Taxes                             14
                   (c) Indemnity                               14
                   (d) Evidence of Payment                     14
                   (e) IRS Forms                               14
                   (f) Change of Booking Office                15
          SECTION 3.14 Sharing of Payments, Etc.               15

ARTICLE IV

                    CONDITIONS TO TERM LOAN                    15
          SECTION 4.01 Conditions Precedent to the Making of
                       the Term Loan                           15

ARTICLE V

                 REPRESENTATIONS AND WARRANTIES                17
          SECTION 5.01 Representations and Warranties          17
                   (a) Organization; Subsidiaries              17
                   (b) Authorization                           17
                   (c) Governmental Consents                   17
                   (d) Validity                                17
                   (e) Financial Condition                     17
                   (f) Litigation                              18
                   (g) Employee Benefit Plans                  18
                   (h) Disclosure                              18
                   (i) Margin Stock                            18
                   (j) Environmental Matters                   18
                   (k) Employee Matters                        19
                   (l) Insurance                               19

ARTICLE VI

                           COVENANTS                           19
          SECTION 6.01 Affirmative Covenants                   19
                   (a) Financial Information                   19
                   (b) Notices and Information                 20
                   (c) Corporate Existence, Etc.               21
                   (d) Payment of Taxes and Claims             21
                   (e) Maintenance of Properties; Insurance    21
                   (f) Inspection                              21
                   (g) Compliance with Laws, Etc               22
          SECTION 6.02 Negative Covenants                      22
                   (a) Quick Ratio                             22
                   (b) Consolidated Tangible Net Worth         22
                   (c) Leverage Ratio                          22
                   (d) Consolidated Net Income                 22
                   (e) Liens, Etc.                             22
                   (f) Debt                                    24
                   (g) [Intentionally Omitted]                 25
                   (h) Dividends, Etc.                         25
                   (i) Consolidation, Merger                   26
                   (j) Loans, Investments,
                       Secondary Liabilities                   26
                   (k) [Intentionally Omitted]                 27
                   (l) Asset Sales                             27
                   (m) Acquisitions                            28
                   (n) Transactions with Affiliates            28

ARTICLE VII

                       EVENTS OF DEFAULT                       28
          SECTION 7.01 Events of Default                       28

ARTICLE VIII

                           THE AGENT                           31
          SECTION 8.01 Authorization and Action                31
          SECTION 8.02 Agent's Reliance, Etc                   31
          SECTION 8.03 CIBC Inc., Canadian Imperial Bank of
                       Commerce, New York Agency and
                       Affiliates                              31
          SECTION 8.04 Bank Credit Decision                    31
          SECTION 8.05 Indemnification                         32
          SECTION 8.06 Successor Agent                         32

ARTICLE IX

                         MISCELLANEOUS                         32
          SECTION 9.01 Amendments, Etc                         32
          SECTION 9.02 Notices, Etc.                           33
          SECTION 9.03 Right of Setoff                         33
          SECTION 9.04 No Waiver; Remedies                     33
          SECTION 9.05 Costs and Expenses                      33
          SECTION 9.06 Additional Banks; Assignments;
                       Participations                          33
          SECTION 9.07 Effectiveness; Binding Effect;
                       Governing Law                           35
          SECTION 9.08 Survival of Warranties and Certain
                       Agreements                              35
          SECTION 9.09 Waiver of Jury Trial                    35
          SECTION 9.10 Consent to Jurisdiction; Venue          35
          SECTION 9.11 Entire Agreement                        36
          SECTION 9.12 Separability of Provisions              36
          SECTION 9.13 Obligations Several                     36
          SECTION 9.14 Execution in Counterparts               36
          SECTION 9.15 1654 Interpretation                     36

EXHIBITS

     Exhibit A Form of Term Promissory Note
     Exhibit B Form of Notice of Borrowing
     Exhibit C Form of Notice of Conversion/Continuation
     Exhibit D Form of Borrower's Opinion
     Exhibit E Form of Compliance Certificate
     Exhibit F Form of Assignment Agreement

SCHEDULES TO DISCLOSURE LETTER

     5.01(a)        Subsidiaries
     5.01(f)        Litigation
     5.01(j)        Environmental Matters
     6.02(e)        Existing Liens
     6.02(f)        Existing Debt
     6.02(j)        Existing Investments
     6.02(k)        Existing Contingent Obligations
                      TERM LOAN AGREEMENT

     This Term Loan Agreement (this "Agreement") dated as of June 28, 1996 is entered into among Read-Rite Corporation, a Delaware corporation (the "Borrower"), the financial institutions named on the signature pages hereof or who become parties hereto pursuant to Section 9.06(a) or otherwise (each a "Bank" and collectively the "Banks"), and Canadian Imperial Bank of Commerce, New York Agency, as agent for the Banks (the "Agent").

                            RECITALS

     WHEREAS, Borrower has requested that Banks loan funds to Borrower and Banks have agreed to lend money to Borrower subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the promises and the agreements, provisions and comments herein contained, the Borrower, the Banks, and the Agent agree as follows:


                           ARTICLE I

                          DEFINITIONS

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings:

     "Acquisition":  As defined in Section 6.02(m).

     "Affiliate": As applied to any Person, any Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agent": As set forth in the introductory paragraph of this Agreement.

     "Agreement": This Term Loan Agreement, as amended, supplemented or modified from time to time.

     "Amortizations": For any period, any scheduled principal repayments during such period on current maturities of any Debt of the Borrower and its Subsidiaries resulting in a permanent reduction of the amount outstanding or available to be borrowed under the instrument or agreement evidencing such Debt.

     "Annualized Consolidated Cash Flow": The product of (A) four multiplied by (B) the sum of the following amounts for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP for the most recently ended fiscal quarter: (i) Consolidated Net Income plus (ii) provision for income taxes plus (iii) Consolidated Interest Expense plus (iv) depreciation and amortization plus (v) non cash charges (except for non cash charges that are expected to result in cash payments).

     "Assignment Agreement": An Assignment Agreement in substantially the form of Exhibit D.

     "Bank": As set forth in the introductory paragraph of this Agreement.

     "Base Rate": The higher of (i) the rate of interest announced from time to time by Canadian Imperial Bank of Commerce in New York, New York as its Prime Commercial Lending Rate and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate on the day prior to the date on which the Base Rate is to be determined. The Prime Commercial Lending Rate is a reference rate; the Agent may make loans at, above or below the Prime Commercial Lending Rate.

     "Base Rate Loans": Loans hereunder at such time as they accrue interest at a rate based upon the Base Rate.

     "Book Value Per Share": As of the end of any fiscal quarter, (i) all assets of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter minus all liabilities of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter divided by (ii) the total number of shares of Common Stock used by the Borrower in computing net income per share for such fiscal quarter, as reflected on the Quarterly Report on Form 10-Q or Annual Report on Form 10-K of the Borrower, as the case may be, for the fiscal quarter or fiscal year then ended.

     "Borrower": As set forth in the introductory paragraph of this Agreement.

     "Business Day": A day other than a Saturday, Sunday or a day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.

     "Capital Lease": As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

     "Commitment": The obligation of each Bank to make Loans to the Borrower, each pursuant to Article II in the amount or amounts referred to therein.

     "Consolidated Current Liabilities": At any date of determination, the sum of (i) Consolidated Liabilities which may properly be classified as current liabilities in conformity with GAAP plus (ii) (without duplication) all amounts outstanding under the Revolver.

     "Consolidated Interest Expense": For any period, all interest expense (including that portion attributable to Capital Leases in conformity with GAAP and amortization of capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP with respect to all outstanding Debt of the Borrower and its Subsidiaries.

     "Consolidated Liabilities": At any date of determination, the total liabilities of the Borrower and its Subsidiaries required to be reflected on the liability side of the consolidated balance sheet of the Borrower in accordance with GAAP (including (1) any balance sheet liability with respect to a Pension Plan recognized pursuant to Financial Accounting Standards Board Statements 87 or 88 and (2) any withdrawal liability under
Section 4201 of ERISA with respect to a withdrawal from a Multiemployer Plan, as such liability may be set forth in a notice of withdrawal liability under Section 4219 (and as adjusted from time to time subsequent to the date of such notice)).

     "Consolidated Net Income": For any period, on a consolidated basis determined in accordance with GAAP, the net income (or loss) after income taxes of the Borrower and its Subsidiaries for such period.

     "Consolidated Net Worth": At any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its Subsidiaries, on a consolidated basis determined in conformity with GAAP.

     "Consolidated Operating Lease Expense": For any period, on a consolidated basis determined in accordance with GAAP, the direct scheduled liabilities in respect of Operating Leases of the Borrower and its Subsidiaries for such period.

     "Consolidated Quick Assets": At any date of determination, the total cash, marketable securities and accounts receivable of the Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP, excluding in any event any Investments made by the Borrower or any of its Subsidiaries of the nature permitted by Section 6.02(j)(xvi).

     "Consolidated Tangible Net Worth": At any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its Subsidiaries minus intangible assets, on a consolidated basis determined in conformity with GAAP. Consolidated Tangible Net Worth shall be calculated without giving effect to any foreign currency translation adjustments.

     "Debt": As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument,
(v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (but only to the extent of the lesser of (x) the Debt so secured or (y) the fair market value of the property or asset subject to such Lien), and (vi) amounts outstanding under reimbursement obligations to the issuer of any letter of credit other than trade or commercial letters of credit.

     "Disclosure Letter": That certain letter of even date herewith by the Borrower addressed to the Agent containing the Schedules referenced in Articles 5 and 6 hereof.

     "Dollars and $": Dollars in lawful currency of the United States of America.

     "Employee Benefit Plan": Any Pension Plan, any employee welfare benefit plan, or any other employee benefit plan which is described in
Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA affiliate of the Borrower.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

     "ERISA Affiliate": As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of
Section 414(b) and (c) of the Internal Revenue Code.

     "Federal Funds Rate": On any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Financial Institution": Any (i) bank, savings bank, savings and loan association or insurance company, (ii) pension plan or portfolio or investment fund managed or administered by any bank, savings bank, savings and loan association or insurance company, (iii) investment company owned by any bank, savings bank, savings and loan association or insurance company, or (iv) investment banking company.

     "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

     "Interest Payment Date": As to any Base Rate Loan until payment in full, the Maturity Date and the last day of each March, June, September and December commencing on the first of such days to occur after a Loan is made, converted or continued as a Base Rate Loan. As to any LIBO Rate Loan with an Interest Period of three months or less until payment in full, the last day of such Interest Period and the Maturity Date, and as to any LIBO Rate Loan with an Interest Period in excess of three months until payment in full, (i) the last day of the three month period commencing on the first day of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date.

     "Interest Period":  With respect to any LIBO Rate Loan:

               (i) initially, the period commencing on the conversion date with respect to such LIBO Rate Loan and ending one, three or six months thereafter as selected by the Borrower in its notice of conversion as provided in Section 2.05; and

               (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of continuation as provided in Section 2.05;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (a) if any Interest Period for a LIBO Rate Loan would otherwise end on a day which is not a LIBO Business Day, that Interest Period shall be extended to the next succeeding LIBO Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBO Business Day;

          (b) the Borrower may not select an Interest Period with respect to any portion of principal of a LIBO Rate Loan which extends beyond the Maturity Date; and

          (c) there shall be no more than three (3) Interest Periods with respect to LIBO Loans outstanding at any time.

     "Internal Revenue Code": The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

     "Investment":  As defined in Section 6.02(j).

     "Leverage Ratio": As of any date of determination, the ratio of Consolidated Liabilities on that date to Consolidated Tangible Net Worth on that date.

     "LIBO Business Day": A day which is a Business Day and a day on which dealings in Dollar deposits may be carried out in the London interbank market.

     "LIBO Rate": For each Interest Period (i) the rate of interest determined by the Agent at which U.S. dollar deposits for the relevant Interest Period and in the approximate amount of the relevant LIBO Rate Loan would be offered by the Agent to prime banks in the London interbank market as of 11:00 A.M. (London time) on the day which is two (2) LIBO Business Days prior to the first day of such Interest Period, divided by
(ii) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBO Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Agent quotes the rate to the Borrower) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

     "LIBO Rate Loans": Loans hereunder at such time as they accrue interest at a rate based upon the LIBO Rate.

     "Lien": Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Loans":  Loans in Dollars made to the Borrower pursuant to Section
2.01.

     "Loan Agreements": This Agreement, the Notes, the letter agreement dated June 27, 1996 from the Agent to the Borrower regarding the fee payable pursuant to Section 2.02, any amendment to this Agreement or any other Loan Agreement, and any waiver to this Agreement or any other Loan Agreement.

     "Loan Documents": This Agreement, the Notes, and each other certificate or document delivered by the Borrower to the Agent or any Bank prior to the date hereof pursuant to Section 4.01, any amendment to this Agreement or any other Loan Document, and any waiver to this Agreement or any other Loan Document.

     "Majority Banks": As of any date of determination, Banks owed at least 51.0% of the then aggregate unpaid principal amount of the Notes, or, if no principal amount of the Notes is outstanding, then Banks having at least 51.0% of the Commitments.

     "Maturity Date":  June 30, 2001.

     "Multiemployer Plan": A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

     "Note" and Notes":  The Term Notes.

     "Operating Lease": As applied to any Person, means any lease of any property (whether real, personal or mixed) that is not a Capital Lease, other than any such lease under which that Person is the lessor. For the purposes of this Agreement, a license with respect to intellectual property rights does not constitute an Operating Lease.

     "Other Taxes":  As defined in Section 3.13.

     "Pension Plan": Any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

     "Permitted Investments": Investments permitted under the Borrower's investment policy as approved by the Borrower's Board of Directors (a true and correct copy of which, as in effect on the date hereof, has been delivered to each of the Banks), as amended from time to time, which amendments shall be subject to the prior approval of the Agent.

     "Person": An individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Potential Event of Default": A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

     "Read-Rite International": Read-Rite International, a Cayman Islands corporation.

     "Read-Rite SMI": Read-Rite SMI Corporation, a Japanese corporation formed by the Borrower and Sumitomo Metal Industries, Ltd. for the purpose of developing and selling the products of the Borrower in Japan.

     "Reference Banks": Canadian Imperial Bank of Commerce and other Banks that the Agent may from time to time designate.

     "Regulation G, T, U and X": Regulations G, T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

     "Responsible Officer":  Any of the Chief Financial Officer,
Controller, Assistant Controller or Treasurer of the Borrower.

     "Revolver": The Third Amended and Restated Credit Agreement dated as of December 14, 1994 among Borrower, CIBC Inc., as Agent and the financial institutions named therein, as amended.

     "S.E.C.": The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

     "Senior Notes" means those certain Senior Notes issued by Borrower on or about September 30, 1995 in the principal amount of up to One Hundred Million Dollars ($100,000,000) on substantially the terms and conditions attached to the Revolver as Exhibit A.

     "SMI Joint Venture": The joint venture formed by the Borrower and Sumitomo Metal Industries, Ltd. pursuant to the SMI Joint Venture
Agreement.

     "SMI Joint Venture Agreement": That certain Joint Venture Agreement, dated as of June 14, 1991, between the Borrower and Sumitomo Metal Industries, Ltd., providing for the formation of Read-Rite SMI, and (unless the context otherwise requires) such agreement as it may be amended from time to time.

     "Subsidiary": A corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

     "Taxes":  As defined in Section 3.13.

     "Term Commitment":  The amount of Fifty Million Dollars
($50,000,000).

     "Term Loan":  As defined in Section 2.01(a).

     "Term Notes":  As defined in Section 2.01(c).

     "Termination Event": (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or
(iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (v) any other event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (vi) the imposition of a Lien pursuant to Section 412(n) of the Internal Revenue Code.

     "Transfer":  As defined in Section 6.02(l).

     "Wholly Owned Subsidiary": A Subsidiary, all of the stock of every class which, except (a) directors' qualifying shares and (b) any shares issued to comply with local ownership legal requirements, is owned, directly or indirectly, by the Borrower.

     SECTION 1.02.  Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section
1.01 to the extent not defined, shall have the respective meanings given to them under GAAP, unless otherwise defined herein or therein, as the case may be. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in Sections 6.02(a) through (d), (f), (g) or (o) would then be calculated in a different manner or with different components, (i) the Borrower and the Banks agree to negotiate to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) the Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections, pending reaching agreement on such amendment, following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d) So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

          (e) The terms defined in this Section 1.01 include the plural as well as the singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. The terms "includes" and "including" shall not be construed to imply any limitation.


                           ARTICLE II

                           THE LOANS

     SECTION 2.01.  The Term Loan.

          (a) The Term Commitment. Each Bank agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make a Loan ("the Term Loan") to the Borrower on the date hereof in an aggregate amount not to exceed the amount set opposite such Bank's name on Annex I hereof. The Term Loan shall consist of one or more LIBO Rate Loans (subject to the restrictions contained in the definition of Interest Period) or Base Rate Loans, as determined by the Borrower and notified to the Agent in accordance with Section 2.01(b), and shall be made on the date hereof by the Banks ratably according to their respective Term Commitments; provided, however, that each LIBO Rate Loan shall be in a minimum aggregate amount of Five Million Dollars ($5,000,000) and in an integral multiple of One Million Dollars ($1,000,000), and each Base Rate Loan shall be in a minimum aggregate amount of One Million Dollars ($1,000,000) and in an integral multiple of Five Hundred Thousand Dollars ($500,000).

          (b)  Making the Term Loan.

               (i) The Borrower may borrow the Term Loan, which shall initially consist of Base Rate Loans, on the date hereof. The Borrower shall deliver to the Agent on or prior to the date hereof a Notice of Term Loan in the form of Exhibit B hereto. Promptly following receipt of such notice, the Agent shall notify each Bank of the date of the Loan and the amount of that Bank's pro rata share of the Loan. Not later than 11:00 a.m., San Francisco time, on the date hereof, each Bank shall deposit immediately available funds in the amount of its pro rata share of the Term Loan to the account of the Agent set forth on the signature pages hereof. Upon satisfaction of the applicable conditions set forth in
Article IV, the Agent will make available the proceeds of the Term Loan to the Borrower by crediting the account of the Borrower on the books of the Agent or by wire transferring the amount of the Term Loan as directed by the Borrower. After the date hereof, the Borrower may elect to continue or convert the Term Loan into one or more Base Rate Loans or LIBO Rate Loans as described in Section 2.05.

               (ii) Unless the Agent shall have received notice from a Bank prior to the date of any Term Loan that such Bank will not make available to the Agent such Bank's ratable portion of such Term Loan, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Term Loan in accordance with subsection (i) of this Section 2.01(b) and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Term Loan, and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's pro rata share of such Term Loan for purposes of this Agreement. The failure of any Bank to make available its pro rata share of any Term Loan shall not relieve any other Bank of its obligation, if any, hereunder, to make available its pro rata share of such Term Loan on the date of such Term Loan but no Bank shall be responsible for the failure of any other Bank to make available its pro rata share of any Term Loan on the date of any Term Loan. The Borrower reserves all of its rights against any defaulting Bank.

          (c) Term Notes. The Term Loans made by the Banks pursuant hereto shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit A, with any appropriate insertions (the "Term Notes"), payable to the order of each Bank and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loans made by that Bank, with interest thereon as prescribed in Section
2.04. Each Bank is hereby authorized to record in its books and records and on any schedule annexed to its Term Note, the date and amount of the Term Loans made by that Bank and the date and amount of each payment of principal thereof, and in the case of LIBO Rate Loans, the Interest Period and interest rate with respect thereto and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Bank to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Term Note, the transferring Bank shall record such information on any schedule annexed to and forming a part of such Term Note.

     SECTION 2.02 Fees. From time to time, the Borrower shall pay to the Agent non-refundable fees in the amount agreed to separately between the Agent and Borrower.

     SECTION 2.03.  Repayment.

          (a)  Mandatory Repayments.   The aggregate principal amount of
the Term Loans, together with interest thereon, shall be repaid according to the following schedule: (i) on or prior to last day of the fiscal quarter ending closest to June 30, 1999, $12,500,000; (ii) on or prior to the last day of the fiscal quarter ending closest to June 30, 2000, $12,500,000; (iii) on the Maturity Date, the aggregate principal amount of the Term Loans then outstanding.

          (b) Optional Payment. The Borrower may at its option pay the Loans, in whole or in part, at any time and from time to time, provided that the Agent shall have received from the Borrower notice of any such payment at least one Business Day prior to the date of the proposed payment if such date is not the last day of the then current Interest Period for each Loan being paid, in each case specifying the date and the amount of payment. Partial payments hereunder shall be in an aggregate principal amount of the lesser of (i) One Million Dollars ($1,000,000) or any whole multiple thereof and (ii) the outstanding balance of the Loan being paid.

     SECTION 2.04.  Interest Rate and Payment Dates.

          (a) Payment of Interest. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

          (b) Base Rate Loans. Term Loans that are Base Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Base Rate in effect at such time.

          (c) LIBO Rate Loans. Term Loans that are LIBO Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBO Rate determined for such Interest Period in accordance with the terms hereof plus one and one half percent (1.50%).

     SECTION 2.05. Continuation and Conversion Options. The Borrower may elect from time to time to convert its outstanding Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis by giving the Agent (i) irrevocable notice in the form of Exhibit C of an election to convert LIBO Rate Loans to Base Rate Loans and (ii) at least three LIBO Business Days' prior irrevocable notice of an election to convert Base Rate Loans to LIBO Rate Loans; provided that any conversion of LIBO Rate Loans shall only be made on the last day of an Interest Period with respect thereto; provided, further that no Base Rate Loan may be converted to a LIBO Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. The Borrower may elect from time to time to continue its outstanding LIBO Rate Loans upon the expiration of the Interest Period(s) applicable thereto by giving to the Agent at least three LIBO Business Days' prior irrevocable notice of continuation of a LIBO Rate Loan and the succeeding Interest Period(s) of such continued Loan or Loans will commence on the last day of the Interest Period of the Loan to be continued, provided that no LIBO Rate Loan may be continued as a LIBO Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. Each notice electing to convert or continue a Loan shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion; and (iv) in the case of a conversion to, or continuation of a LIBO Rate Loan, the requested Interest Period, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. Promptly following receipt of such notice, the Agent shall notify each Bank of the contents of such notice, and of the effective interest rate. On the date on which such conversion or continuation is being made each Bank shall take such action as is necessary to effect such conversion or continuation. In the event that no notice of continuation or conversion is received by the Agent with respect to outstanding LIBO Rate Loans, upon expiration of the Interest Period(s) applicable thereto, such Loans shall convert to Base Rate Loans. Subject to the limitations set forth in this Section and in the definition of Interest Period, all or any part of outstanding Loans may be converted or continued as provided herein, provided that partial conversions or continuations of any Base Rate Loan to a LIBO Rate Loan shall be in an aggregate minimum amount of Five Million Dollars ($5,000,000) and in an integral multiple of One Million Dollars ($1,000,000) and any conversion of a LIBO Rate Loan to a Base Rate Loan shall be in an aggregate minimum amount of One Million Dollars ($1,000,000) and in an integral multiple of Five Hundred Thousand Dollars ($500,000). The notice of conversion/continuation may be given orally (including telephonically), and shall be promptly confirmed by a notice of conversion/continuation in writing, or in writing (including facsimile transmission) and any conflict regarding a notice or between an oral notice and a written notice applicable to the same Loan shall be conclusively determined in the absence of manifest error by the Agent's books and records. The Agent's failure to receive any written notice of a particular Loan shall not relieve the Borrower of its obligations to repay the Term Loan made and to pay interest thereon. The Agent shall not incur any liability to the Borrower in acting upon any notice of Term Loan which the Agent believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.


                          ARTICLE III

            GENERAL PROVISIONS CONCERNING THE LOANS

     SECTION 3.01. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for general corporate purposes.

     SECTION 3.02. Post Maturity Interest. Notwithstanding anything to the contrary contained in Section 2.04, if all or a portion of the principal amount of the Term Loan made hereunder or any interest accrued thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to the greater of (a) two percent (2%) above the highest rate which would otherwise be applicable pursuant to
Section 2.04 and (b) two percent (2%) above the Base Rate, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand. In addition, such Loan, if a Loan other than a Base Rate Loan, shall be converted to a Base Rate Loan at the end of the then current Interest Period therefor.

     SECTION 3.03.  Computation of Interest and Fees.

          (a) Calculations. Interest in respect of the Base Rate Loans shall be calculated on the basis of a 365/366 day year for the actual days elapsed. Any change in the interest rate on a Base Rate Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. Interest in respect of the LIBO Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.

          (b) Determination by Agent. Each determination of an interest rate or fee by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

     SECTION 3.04. Payments. The Borrower shall make each payment of principal, interest and fees hereunder and under the Notes, without setoff or counterclaim, not later than 10:00 A.M. (San Francisco time) on the day when due in lawful money of the United States of America to the Agent at the office of the Agent designated from time to time in immediately available funds. The Agent shall promptly pay to each Bank its pro rata share of each payment received by the Agent.

     SECTION 3.05. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     SECTION 3.06. Reduced Return. If any Bank shall have determined that any applicable law, regulation, rule or regulatory requirement ("Requirement") regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on that Bank's capital as a consequence of its Commitments and obligations hereunder, to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration that Bank's policies with respect to capital adequacy) by an amount deemed by that Bank to be material (which amount shall be determined by that Bank's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by such Bank, the Borrower shall pay to that Bank such additional amount or amounts as will compensate that Bank for such reduction; provided, however, that the Borrower shall not be obligated to pay any Bank for any such additional amount incurred more than 180 days prior to the date of demand for payment by such Bank; provided, further, however, that the Borrower shall not be obligated to pay any Bank for any additional amount otherwise payable pursuant to this Section 3.06 to the extent such amount is reflected in adjustments to the interest rates applicable to the Loans.

     SECTION 3.07.  Indemnities.

          (a) General Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Agent and each Bank, and the shareholders, officers, directors, employees and agents of the Agent and each Bank (each, an "Indemnified Person"), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and costs (including the reasonable estimate of the allocated cost of in-house legal counsel and staff) and including costs of investigation, document production, attendance at deposition or other discovery, that may be incurred by or asserted against any Indemnified Person, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the transactions contemplated by this Agreement or any contemplated use of the proceeds of the Loans, whether or not an Indemnified Person is a party thereto (collectively, the "Indemnified Liabilities"), except to the extent that such Indemnified Liabilities result from the gross negligence or willful misconduct of the Agent or any Bank. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower of such claim or of the commencement of such action, suit or proceeding, and the Borrower shall have the option to, and at the request of the Indemnified Person shall, direct and control the defense of such action, suit or proceeding, employing counsel selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section
3.07 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Person.

          (b) Funding Losses. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense (excluding loss of anticipated profits) including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBO Rate Loans hereunder, which such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or interest on the LIBO Rate Loans,
(ii) failure by the Borrower to borrow a LIBO Rate Loan after delivery of the notice required by Section 2.01(b)(1), (iii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof (other than pursuant to Section 3.09), (iv) default by the Borrower in making any payment after the Borrower has given a notice of payment or (v) the Borrower making any payment of a LIBO Rate Loan, or converting a LIBO Rate Loan, on a day other than the last day of the Interest Period for such Loan (other than pursuant to Section 3.09). For purposes of this Section and Section 3.11, it shall be assumed that the affected Bank had funded or would have funded 100%, as the case may be, of a LIBO Rate Loan in the London interbank market for a corresponding amount and term. Each Bank making a claim for payment under this Section shall submit to the Agent, who shall promptly transmit it to the Borrower, an invoice for the amount claimed to be owed by the Borrower, showing in reasonable detail the calculations necessary to determine the amount. The determination of such amount by such Bank shall be presumed correct in the absence of manifest error.

     SECTION 3.08. Funding Sources. Except to the extent provided in Sections 3.10, 3.11 and 3.13(f), nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     SECTION 3.09. Inability to Determine Interest Rate. In the event that any Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market, the LIBO Rate applicable pursuant to Section 2.03 for any Interest Period with respect to a LIBO Rate Loan does not adequately cover the cost of funding such Loan, such Bank shall forthwith give notice of such determination to the Borrower and the Agent not later than 9:00 A.M., San Francisco time, on the requested conversion date or the last day of an Interest Period of a Loan which was to have been continued as a LIBO Rate Loan. If such notice is given and has not been withdrawn (i) any Base Rate Loan that was to have been converted to a LIBO Rate Loan shall be continued as a Base Rate Loan and (ii) any outstanding LIBO Rate Loan shall be converted, on the last day of the then current interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by such Bank, the Borrower shall not have the right to convert a Base Rate Loan to a LIBO Rate Loan. The affected Bank will review the circumstances affecting the London interbank market from time to time and such Bank will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

     SECTION 3.10. Requirements of Law. Without duplication of any amounts payable under Section 3.06 or 3.13, in the event that (i) the enactment or issuance of or any change in any law, regulation or directive or in the interpretation or application thereof or (ii) compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

          (a) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of any LIBO Rate at the last conversion or continuation date of a Loan;

          (b) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other requirement against Commitments to extend credit;

          (c) does or shall impose on any Bank any other condition; and the result of any of the foregoing is to increase the cost to any Bank of making, renewing or maintaining its Commitment or the LIBO Rate Loans or of purchasing a participation therein or to reduce any amount receivable thereunder (which increase or reduction shall be determined by such Bank's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to such Bank within three (3) Business Days of its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable as determined by such Bank with respect to this Agreement; provided, however, that the Borrower shall not be obligated to pay any Bank for any such additional cost or reduced amount incurred more than one hundred and eighty (180) days prior to the date of demand for payment by such Bank provided, further, that before making such demand, each Bank agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid, or reduce the amount of, such additional cost or reduced amount, and would not, in the reasonable judgment of such Bank be otherwise disadvantageous to the Bank provided, further, that the Borrower shall not be obligated to pay any Bank for any additional amount otherwise payable pursuant to this Section 3.10 to the extent such amount is reflected in adjustments to the interest rates applicable to the Loans. Each Bank making a claim for payment under this Section 3.10 shall submit an invoice to the Agent, who shall promptly transmit such invoice to the Borrower, for the amount claimed to by owned by the Borrower, showing in reasonable detail the calculations necessary to determine the amount.
Such statement shall be conclusive in the absence of manifest error; provided, further, that this Section shall not apply to any increased cost or reduced receivable as the result of Taxes or Other Taxes.

     SECTION 3.11. Illegality. Notwithstanding any other provisions herein, if the introduction of or any change in or in the interpretation or application of any law, regulation, treaty or directive shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Bank to make or maintain LIBO Rate Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make LIBO Rate Loans or convert Base Rate Loans to LIBO Rate Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as LIBO Rate Loans, if any, shall be converted automatically to Base Rate Loans on the next succeeding Interest Payment Date or within such earlier period as allowed by law; provided, further, that before such cancellation and conversion, each Bank agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for such cancellation and conversion and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to the Bank. The Borrower hereby agrees to pay any Bank, within three (3) Business Days of its demand, any additional amounts necessary to compensate such Bank for any costs (excluding loss of anticipated profits) incurred by such Bank in making any conversion in accordance with this Section, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder (such Bank's notice of such costs, as certified to the Borrower and the Agent shall be conclusive absent manifest error).

     SECTION 3.12. Right to Replace Bank. If the Borrower shall, as a result of the requirements of Sections 3.06, 3.07(b), 3.09, 3.10, 3.11 or
3.13 be required to pay any Bank the additional costs referred to in such Sections, the Borrower shall have the right to substitute another Financial Institution satisfactory to Agent (whose approval will not be unreasonably withheld) for such Bank which has submitted an invoice for such additional costs. Any such substitution shall be on terms and conditions satisfactory to the Agent. Until such time as such substitution shall be consummated, the Borrower shall continue to pay any additional costs invoiced by such Bank and shall continue to pay all other amounts payable to such Bank hereunder. The substituting Financial Institution and the Bank that is being replaced shall execute and deliver an Assignment Agreement substantially in the form of Exhibit F, and the terms of the second and third sentences of Section 9.06(a) shall apply to such substitution. Upon any such substitution, the Borrower shall pay or cause to be paid to the Bank that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Bank.

     SECTION 3.13.  Taxes

          (a) Payments. Subject to the following sentence, any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of the office or branch in which such Bank or the Agent books the Loans or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided that the Borrower shall not be required pursuant to clause (i) above to increase the sum payable to any Bank or the Agent organized under the laws of a jurisdiction outside of the United States if such Bank or the Agent, as the case may be, shall have failed to provide either the forms or documents referred to in Section 3.13(e) indicating a complete exemption from United States withholding tax.

          (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than those taxes, levies, imposts, deductions, charges, withholdings and liabilities excluded pursuant to Section 3.13(a) above) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

          (c) Indemnity. The Borrower will indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.13) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, in the case of Taxes or Other Taxes imposed by jurisdictions outside of the United States of America, the Borrower shall not be required to indemnify any Bank or the Agent for any liability resulting from the failure of such Bank or the Agent to notify the Borrower on a timely basis of the assertion of such Taxes or Other Taxes. This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor. Each Bank and the Agent agrees to reimburse the Borrower for amounts paid by the Borrower pursuant to this
Section 3.13 to the extent that such Bank or the Agent actually recovers all or any portion of such amounts from the applicable taxing authority which recovery is specifically designated by such taxing authority as being applicable to such amounts.

          (d) Evidence of Payment. Within 60 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof or other evidence of the payment thereof satisfactory to the Agent.

          (e) IRS Forms. Prior to the date hereof in the case of the Agent and each Bank listed on the signature pages hereof, and on the date of the Assignment Agreement (or any other agreement) pursuant to which it became a Bank in the case of each other Bank (and, in each case, from time to time thereafter if requested by the Borrower or the Agent) organized under the laws of a jurisdiction outside the United States, shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's or the Agent's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank or the Agent hereunder or other documents satisfactory to the Borrower and the Agent indicating that all payments to be made to such Bank or the Agent, as the case may be, hereunder are subject to such taxes at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate or such lower rate as provided in an applicable tax treaty (if such Bank or the Agent, if applicable, has provided the required forms entitling it to such reduced withholding rate) in the case of payments to or for any Bank or the Agent organized under the laws of a jurisdiction outside the United States.

          (f) Change of Booking Office. Any Bank claiming any additional amounts payable pursuant to this Section 3.13 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of the office or branch in which it books the Loans if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

     SECTION 3.14. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it in excess of its ratable share of payments on account of the Loans obtained by all the Banks such Bank shall forthwith purchase from the other Banks such participations in the Loans owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to the Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 3.14 or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.


                           ARTICLE IV

                    CONDITIONS TO TERM LOAN

     SECTION 4.01. Conditions Precedent to the Making of the Term Loan. The obligation of the Banks to make the Term Loan on the date hereof shall be subject to the following conditions precedent:

          (a) The Agent shall have received on or before the date hereof the following, each dated the date hereof (except for the document referred to in clause (ii)), in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

               (i) The Notes issued by the Borrower to the order of the Banks, respectively;

               (ii) Borrower's certificate that the copies of the Certificate of Incorporation of the Borrower, certified by the Secretary of State of Delaware most recently provided to the Agent are in full force and effect and have not been amended and/or supplemented;

               (iii) Borrower's certificate that the copies of the Bylaws, of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower most recently provided to the Agent are in full force and effect and have not been amended and/or supplemented;

               (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower, approving the Loan Documents and the Term Loan;

               (v) A certificate of the Borrower, executed by the Secretary or an Assistant Secretary of the Borrower, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

               (vi) An executed copy of this Agreement, signed by the Borrower, each of the Banks and the Agent; and

               (vii) Favorable opinions of counsel to the Borrower, as to the matters set forth in Exhibit D hereto, and as to such other matters as any Bank may reasonably request.

          (b)  The Agent shall have received the fees referred to in
Section 2.02.

          (c) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Agent and its counsel, and each Bank, the Agent and Agent's counsel shall have received any and all further information and documents which any Bank, the Agent or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          (d) The following statements shall be true and the Agent shall have received the notice required by Section 2.01(b), which notice shall be deemed to be a certification by the Borrower that:

               (i)  The representations and warranties contained in
Section 5.01 are correct in all material respects on and as of the date hereof,

               (ii) No event has occurred and is continuing, or would result from the Term Loan, which constitutes an Event of Default or Potential Event of Default,

               (iii)     All Loan Agreements are in full force and effect,

               (iv) There is not then pending or threatened any action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements.

          (e) No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or that could otherwise prohibit or impose materially adverse conditions upon this Agreement or the other Loan Agreements, the making of the Term Loan hereunder or the application of the proceeds thereof as contemplated hereby.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. Representations and Warranties. The Borrower represents and warrants as follows:

          (a) Organization; Subsidiaries. The Borrower is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Borrower is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted, except where failure to be so authorized, qualified or licensed could not reasonably be expected to have a material adverse effect (i) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (ii) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements.
All of the Subsidiaries of the Borrower as of the date hereof are identified on Schedule 5.01(a) to the Disclosure Letter. The capital stock of each Subsidiary identified in Schedule 5.01(a) owned by the Borrower is duly authorized, validly issued, fully paid and non-assessable and such shares of capital stock are free and clear of any claim, Lien, or agreement with respect thereto, except to the extent otherwise provided in the SMI Joint Venture Agreement and Liens permitted under this Agreement.
Schedule 5.01(a) correctly sets forth as of the date hereof the ownership interest of the Borrower in each of its Subsidiaries.

          (b) Authorization. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of the Loan Agreements, and the making of the Term Loan hereunder, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's Certificate of Incorporation or by-laws, or (ii) any law or regulation applicable to the Borrower or (iii) any material agreement or instrument binding on the Borrower or any Subsidiary.

          (c) Governmental Consents. No authorization or approval or other action by the Borrower, and no notice to or filing with, any governmental authority or regulatory body is required by the Borrower for the due execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of the Loan Agreements, except as contemplated by the Loan Agreements.

          (d) Validity. The Loan Agreements are the binding obligations of the Borrower, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

          (e) Financial Condition. The audited consolidated balance sheet of the Borrower for the Borrower's fiscal year ended closest to September 30, 1995 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal year then ended, and the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter ended closest to March 31, 1996 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal quarter then ended, copies of which have been furnished to each Bank, fairly present in all material respects the consolidated financial condition of the Borrower as at such dates and the consolidated results of the operations of the Borrower for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, subject, in the case of the annual financial statements, to year-end adjustments and the absence of footnotes. Except as set forth on Schedule 5.01(c) of the Disclosure Letter, since the last day of the fiscal year ended closest to September 30, 1995 there has been no material adverse change in the business, operations, prospects, properties, assets or condition (financial or otherwise) of (i) the Borrower and Read-Rite International, taken together or (ii) the Borrower and its Subsidiaries, taken as a whole.

          (f) Litigation. Except as set forth on Schedule 5.01(f) to the Disclosure Letter, as of the date hereof, there is no pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a material adverse effect
(i) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (ii) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements.

          (g) Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan. The excess of the actuarial present value of all benefit liabilities under all Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) over the fair market value of the assets allocable to such benefit liabilities are not greater than five percent (5%) of Consolidated Tangible Net Worth. For purposes of the preceding sentence, the terms "actuarial present value" and "benefit liabilities" shall have the meanings specified in Section 4001 of ERISA.

          (h) Disclosure. The documents, certificates and written statements (including the Loan Documents) furnished to the Agent or any Bank prior to or on the date hereof by the Borrower for use in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading (it being recognized by the Agent and the Banks that projections and forecasts provided by the Borrower are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results). Except as set forth in Schedule 5.01(h) of the Disclosure Letter, as of the date hereof, there is no fact known to the Borrower (other than matters of a general economic nature) which materially adversely affects the (i) business, operations, prospects, property, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (ii) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent and each Bank for use in connection with the transactions contemplated hereby.

          (i) Margin Stock. The aggregate value of all margin stock (as defined in Regulation U) directly or indirectly owned by the Borrower and its Subsidiaries is less than 25% of the aggregate value of the Borrower's assets.

          (j) Environmental Matters. To the best of the Borrower's knowledge: (i) neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations could reasonably be expected to have a material adverse effect (1) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (2) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements; (ii) no employee or other person has ever made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof, which claim or demand could reasonably be expected to have a material adverse effect (1) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (2) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements;
(iii) neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water, which charge could reasonably be expected to have a material adverse effect (1) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (2) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements.

          (k) Employee Matters. There is no strike or work stoppage in existence or threatened involving the Borrower or its Subsidiaries that could reasonably be expected to have a material adverse effect (i) on the business, operations, prospects, properties, assets or condition (financial or otherwise) of (x) the Borrower and Read-Rite International, taken together or (y) the Borrower and its Subsidiaries, taken as a whole, or (ii) on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements.

          (l) Insurance. The Borrower maintains with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries (other than Read-Rite SMI) against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance is in full force and effect and all required premiums required to be paid prior to the date hereof have been paid.

                           ARTICLE VI

                           COVENANTS

     SECTION 6.01. Affirmative Covenants. So long as any Note shall remain unpaid, or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

          (a)  Financial Information.  Furnish to each Bank and the Agent:

               (i)  as soon as available, but in any event within ninety
(90) days after the end of each fiscal year of the Borrower, a copy of the Borrower's consolidated and consolidating balance sheet as at the end of each fiscal year and the related consolidated statements of operations, stockholders' equity (deficit) (or comparable statement) and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon (with respect to the consolidated financial statements) of nationally recognized independent certified public accountants;

               (ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, the Borrower's unaudited consolidated and consolidating balance sheet as at the end of such period and the related unaudited consolidated statements of operations, stockholders' equity (deficit) (or comparable statement) and cash flows for such period and year to date, setting forth in each case in comparative form the figures for the previous corresponding period, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end adjustments and the absence of footnotes;

all such financial statements to be complete and correct in all material respects and to be prepared in accordance with GAAP (subject to year end adjustments and absence of footnotes in the case of statements required by clause (ii)) applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein);

               (iii) within five (5) Business Days of each delivery of consolidated financial statements of the Borrower pursuant to subdivisions
(i) and (ii) above, a Compliance Certificate signed by a Responsible Officer substantially in the form of Exhibit E hereto demonstrating in reasonable detail compliance with the restrictions contained in Sections 6.02(a), (b), (c), (d), (f), (g) and (o) as of the end of the fiscal period covered thereby; and

               (iv) substantially concurrent with the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its stockholders generally, and copies of all final registration statements (other than on Form S-8 or other registration statements relating to option plans) and material reports (in each case, without exhibits) which the Borrower or any Subsidiary files with the S.E.C. or any national securities exchange.

          (b)  Notices and Information.  Deliver to the Agent and each
Bank:

               (i) promptly upon any Responsible Officer of the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default which is continuing or Potential Event of Default, (b) that any Person has given any notice to the Borrower or any Subsidiary (other than Read-Rite SMI) of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(f), (c) of the institution of any litigation of the type described in Section 5.01(f), or (d) of any condition or event with respect to Borrower or any of its Subsidiaries (other than Read-Rite SMI) which constitutes a material adverse change in the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or in the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

               (ii) promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any (a) Termination Event, or (b) "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder in excess of One Hundred Thousand Dollars ($100,000), a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto; provided, however, that this clause (ii) shall not apply to any prohibited transaction for which an exemption has been granted pursuant to
Section 4975(c)(ii) of the Internal Revenue Code or Section 408 of ERISA;

               (iii) with reasonable promptness copies of (a) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; and
(b) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

               (iv) promptly, and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or by product thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Sec. 9507 of the Internal Revenue Code, which could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties, assets and condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Agreements;

               (v) promptly, upon any Responsible Officer of the Borrower obtaining knowledge of the occurrence of any default, or any condition or event which with the passage of time or the giving of notice or both would constitute a default, by Read-Rite SMI under (i) any agreement, contract or instrument on which Read-Rite SMI is an obligor involving Debt in excess of $2,500,000 or (ii) the SMI Joint Venture Agreement; and

               (vi) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Bank, subject, however, to the last sentence of Section 6.01(f).

          (c) Corporate Existence, Etc. At all times preserve and keep in full force and effect its and its Subsidiaries' (other than Read-Rite
SMI) corporate existence and rights and franchises material to its business and those of such Subsidiaries; provided, however, that the corporate existence of any such Subsidiary may be terminated and any such rights and franchises may be terminated or permitted to lapse, if, in the good faith judgment of the Board of Directors of the Borrower, such termination or lapse is in the best interests of the Borrower and its Subsidiaries, taken as a whole, and is not materially disadvantageous to the holder of any Note.

          (d) Payment of Taxes and Claims. Pay, and cause each of its Subsidiaries (other than Read-Rite SMI) to pay, all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          (e) Maintenance of Properties; Insurance. Maintain or cause to be maintained in good repair, working order and condition all properties material to the continued conduct of the business of the Borrower and its Subsidiaries (other than Read-Rite SMI). The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries (other than Read-Rite SMI) against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

          (f) Inspection. Permit any authorized representatives designated by any Bank in writing, at such Bank's expense, upon reasonable notice to the Borrower, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries (not including Read-Rite SMI), including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested. Notwithstanding any provision of this Agreement to the contrary, neither the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) in respect of which disclosure to such Bank (or designated representative) is then prohibited by (a) law, or (b) an agreement binding on the Borrower or any Subsidiary that was not entered into by the Borrower or such Subsidiary for the primary purpose of concealing information from the Banks.

          (g) Compliance with Laws, Etc. Exercise, and cause each of its Subsidiaries (other than Read-Rite SMI) to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including all environmental laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to perform, or of any of the Banks to enforce, the obligations of the Borrower under the Loan Documents.

     SECTION 6.02. Negative Covenants. So long as any Note shall remain unpaid, or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Banks:

          (a) Quick Ratio. Permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities on the last day of each of the fiscal quarters of the Borrower to be less than 1.00 to 1.00.

          (b) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than $475,000,000 plus (i) 80% of Consolidated Net Income (but not loss) for each fiscal quarter of the Borrower commencing with the quarter ending closest to September 30, 1996 plus (ii) 100% of the net increase in Consolidated Tangible Net Worth occurring after June 30, 1996 resulting from the issuance of equity securities of the Borrower after June 30, 1996.

          (c) Leverage Ratio. Permit the Leverage Ratio on the last day of each of the fiscal quarters of the Borrower (i) commencing with the fiscal quarter ending on or about June 30, 1996 and ending with the fiscal quarter ending on or about September 30, 1997 to be greater than 1.00 to
1.00 and (ii) ending thereafter to be greater than 0.75 to 1.00.

          (d) Consolidated Net Income. Permit Consolidated Net Income to be less than $0 for any two consecutive fiscal quarters commencing with the fiscal quarter ending on or about September 30, 1996, calculated as of the last day of each fiscal quarter of the Borrower.

          (e) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired to secure any Debt of any Person other than:

               (i) Liens in favor of the Agent for the benefit of the Banks;

               (ii) Liens existing on the date hereof and set forth in
Schedule 6.02(e) hereto;

               (iii) Purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business (including the proceeds thereof and accessions thereto) to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

               (iv) Liens created to secure the purchase price, cost of construction and/or improvement of property or assets or Debt incurred to finance such purchase price and/or cost, provided that (1) any such Liens attach only to the property or assets so purchased, constructed and/or improved (and any theretofore unimproved real property on which such property or assets are located), (2) the Debts secured by any such Lien shall not exceed 100% of the lesser of the fair market value or the purchase price of the property or assets purchased, constructed and/or improved and (3) any such Liens shall be created within twelve months following the acquisition of such property or assets or the completion of such construction and/or improvements;

               (v) Leases or subleases and licenses and sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

               (vi) Liens with respect to any conditional sale or other title retention agreements and any lease in the nature thereof (other than Capital Leases), provided that any such Lien with respect to conditional sales or other title retention agreements encumber only property and accretions thereto (and proceeds arising from the disposition thereof) which are subject to such conditional sale or other title retention agreement or lease in the nature thereof;

               (vii) Liens existing on property including the proceeds thereof and accessions thereto acquired by the Borrower or any Subsidiary (including Liens on assets of any corporation at the time it becomes a Subsidiary, unless such Lien was created in contemplation of such corporation becoming a Subsidiary);

               (viii) Liens on property leased by the Borrower or any Subsidiary in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such property (including Capital Leases permitted pursuant to Section 6.02(f), and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

               (ix) Liens secured by assets of Read-Rite SMI and not secured by any other assets of the Borrower or any of its other
Subsidiaries;

               (x) Liens for taxes, assessments or governmental charges or levies (1) not more than thirty (30) days past due or (2) which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien, or (3) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries;

               (xi) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries or
(y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

               (xii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under
Section 7.01(i);

               (xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases (including landlords' Liens), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

               (xiv)     Easements, reservations, rights-of-way,
restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

               (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (xvi) Liens securing reimbursement obligations of the Borrower or its Subsidiaries with respect to commercial letters of credit, provided that such Liens shall attach only to documents or other property relating to such letters of credit and products and proceeds thereof;

               (xvii) Liens which constitute rights of set-off of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business;

               (xviii)   Liens on real property located outside of the
United States, whether existing at the time of acquisition of such property or created in connection with the acquisition of such property or created at any time thereafter, provided that the Debts secured by any such Lien or Liens shall not exceed 100% of the lesser of the fair market value or the purchase price of the real property purchased;

               (xix) Liens, not otherwise permitted by this Section 6.02(e), on assets other than current assets, intellectual property and/or stock of Subsidiaries, which Liens do not in the aggregate exceed 5% of Consolidated Tangible Net Worth; and


               (xxi) Any Lien renewing, extending, or refunding any Lien permitted under clauses (i) to (xx), inclusive, of this Section 6.02(e), provided that the principal amount secured is not increased and that such Lien is not extended to other property (other than pursuant to its original terms).

          (f) Debt. (A) Subject to clause B hereto, create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt, other than:

               (i)  the Term Loan;

               (ii) Debt incurred under the Revolver (provided that no Event of Default or Potential Event of Default exists before or after the incurrence of such Debt);

               (iii)     Debt listed on Schedule 6.02(f);

               (iv) Debt not otherwise permitted under this Section 6.02(f) of up to fifteen percent (15%) of Consolidated Tangible Net Worth;

               (v) Debt that is subordinate to the Debt owed to the Banks, the terms and conditions of which Debt are satisfactory to the Banks;

               (vi) Up to Ten Million Dollars ($10,000,000) in Debt of Read-Rite (Thailand) Co., Ltd. which may be secured by a Lien on the fixed assets and real property owned by Read-Rite (Thailand) Co., Ltd. and which may be guaranteed by the Borrower, and any refinancings of such Debt;

               (vii) Up to Fifteen Million Dollars ($15,000,000) in Debt relating to the Philippines assembly plant of Sunward Technologies, Inc. (or a subsidiary thereof) and a refinancing, if the Borrower so chooses, of the existing Twelve Million Dollars ($12,000,000) of Debt relating to the same facility currently with United Coconut Planters Bank and listed in Schedule 6.02(f), each with a final maturity no sooner than December 1997;

               (viii) Debt of a Wholly Owned Subsidiary of the Borrower to another Wholly Owned Subsidiary of the Borrower or to the Borrower, and Debt of the Borrower to any Wholly Owned Subsidiary of the Borrower;

               (ix) Debt of Read-Rite SMI and Debt of any Subsidiary of Read-Rite SMI to Read-Rite SMI; and

               (x)  Debt secured by Liens permitted by Section
6.02(e)(ii), (ix), (xvi), (xx) or (xxi) (with respect to such clause (xxi) to the extent such Debt is secured by a Lien which constitutes a renewal, extension or refunding of any of the Liens permitted pursuant to the aforementioned clauses of Section 6.02(e)).

     (B) Notwithstanding anything in this Agreement to the contrary, permit Read-Rite International to create or suffer to exist any Debt or any trade or account payables, other than:

               (i) Debt constituting obligations under leases or agreements to lease not otherwise prohibited under this Agreement;

               (ii) trade or account payables not in excess of five percent (5%) of Consolidated Tangible Net Worth, provided that all such trade payables are owed to any of Kabil Electronics or Lafe Computer Magnetics Limited or Dymek Asia Co. Ltd.;

               (iii) reimbursement obligations with respect to commercial or trade letters of credit issued with respect to the obligations described in clause (ii) above; and

               (iv) Debt, trade payables or account payables not otherwise permitted under this Section 6.02(f)(B) not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate outstanding at any one time.

          (g)  [Intentionally Omitted]

          (h) Dividends, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower, provided that the Borrower may declare and make any dividend payment or other distribution payable in its equity securities, and the Borrower may redeem or repurchase its securities in connection with any agreement between the Borrower or its Subsidiaries and any officer, director, employee or consultant of the Borrower or its Subsidiaries entered into in the ordinary course of business wherein the Borrower (or its Subsidiary) is obligated or entitled to repurchase from such officer, director, employee or consultant shares of equity securities of the Borrower upon such Person's termination of employment or services with the Borrower; provided, further, that in connection with exercises of options to purchase the Borrower's common stock, $.0001 par value per share ("Common Stock"), by optionees under the Borrower's stock option plan, the Borrower may permit or require optionees concurrently to surrender to the Borrower one or more of the shares of Common Stock acquired upon such exercise having a value equal to the applicable withholding taxes payable with respect to the options exercised (including for purposes of such calculation the value of the shares surrendered) and the Borrower may thereafter submit payment of such withholding taxes to the appropriate authorities on the optionee's behalf; and provided, further, that the Borrower may repurchase shares of its Common Stock in an amount not to exceed two million (2,000,000) shares of Common Stock, so long as (i) the amount of cash and marketable securities held by the Borrower on the last day of the fiscal quarter immediately preceding the date of any such repurchase exceeds the aggregate principal amount of all then outstanding Revolving Loans by at least One Hundred Million Dollars ($100,000,000), (ii) the amount of cash and marketable securities held by the Borrower immediately following any such repurchase exceeds the aggregate principal amount outstanding under the Revolver by at least Eighty Million Dollars ($80,000,000), (iii) any such repurchase is made on the open market in accordance with Rule 10b-18 of the Securities and Exchange Act of 1934, as amended, (iv) any such repurchase is made only during the "open trading window" as defined in the Borrower's insider trading policy, and (v) no Event of Default or Potential Event of Default has occurred and is then continuing.

          (i) Consolidation, Merger. Consolidate with or merge into any other corporation or entity except that any corporation or entity may consolidate with or merge into the Borrower, provided that the Borrower shall be the surviving entity of such merger or consolidation, and provided, further, that immediately after the consummation of such consolidation or merger there shall exist no condition or event which constitutes an Event of Default or a Potential Event of Default.

          (j) Loans, Investments, Secondary Liabilities. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee the obligations of, or otherwise become contingently liable, directly or indirectly, to purchase the stock of, pay dividends with respect to the stock of, or for the liabilities of (if the primary purpose or intent of the arrangement giving rise to such liability is to provide assurance that such obligations will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligations will be protected against loss in respect thereof), or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person (all of the foregoing referred to as "Investments"), except:

               (i)  Investments consisting of Permitted Investments;

               (ii) Investments existing on the date hereof and listed on
Schedule 6.02(j);

               (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (iv) Investments in or to the Borrower and Investments in or to Wholly Owned Subsidiaries to the extent permitted by Section 6.02(l) and Investments in or to companies which simultaneously with such Investments become Wholly Owned Subsidiaries, and guarantees (and other credit support) by the Borrower of obligations of Wholly Owned Subsidiaries and guarantees (and other credit support) by Subsidiaries (other than Read-Rite International) of obligations of the Borrower or other Wholly Owned Subsidiaries;

               (v) receivables owing to the Borrower or its Subsidiaries and advances to customers or suppliers, in each case, if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

               (vi) Investments consisting of (a) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (b) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries, and (c) other loans to officers and employees approved by the Board of Directors of the Borrower in an aggregate amount not in excess of Five Million Dollars ($5,000,000) outstanding at any time;

               (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

               (viii) existing Investments in Read-Rite SMI; and additional Investments in Read-Rite SMI from the date hereof until termination of this Agreement, but not in excess of Fifteen Million Dollars ($15,000,000);

               (ix) Investments accepted in connection with the sale or disposition of assets permitted by Section 6.02(l);

               (x) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities and not for the purpose of speculation";

               (xi) Investments (including the purchase of sovereign debt obligations issued by the countries where located) by Subsidiaries incorporated outside of the United States required by local law, regulation or customary practice, provided that such Investments shall not exceed in the aggregate at any one time Five Million Dollars ($5,000,000);

               (xii) notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business;

               (xiii)    Investments of Read-Rite SMI;

               (xiv) Investments constituting Acquisitions permitted pursuant to Section 6.02(m);

               (xv) Investments by the Borrower and its Subsidiaries consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of Wholly Owned Subsidiaries and guarantees (and other credit support) of the obligations of vendors and suppliers of Subsidiaries which are not Wholly Owned Subsidiaries, in each case in respect of transactions entered into in the ordinary course of business provided that such guarantees (and other credit support) shall not at any time exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); and

               (xvi)     Investments not otherwise permitted by this
Section 6.02(j) not in excess of five percent (5%) of Consolidated Tangible Net Worth at any time outstanding.

          (k)  [Intentionally Omitted]

          (l) Asset Sales. Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any Subsidiary (other than Read-Rite SMI) to Transfer, in one transaction or a series of transactions, all or any part of its or its Subsidiary's business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except that the Borrower and its Sub sidiaries may make Transfers of business, property or fixed assets in transactions outside of the ordinary course of business for consideration which in the aggregate does not exceed Five Million Dollars ($5,000,000) in any fiscal year of the Borrower; provided however, that, notwithstanding any other provision in this Agreement, Borrower shall continue to own at all times 100% of the capital stock of Read-Rite International. For purposes of this Section 6.02(l), the following shall be regarded in the ordinary course of business (in addition to any other transaction in the ordinary course of business): (i) Transfers of non-exclusive licenses and similar arrangements for the use of the property of the Borrower or its Subsidiaries; (ii) Transfers of worn-out or obsolete property and equipment; (iii) Transfers which constitute liquidation of Investments permitted under Section 6.02(j); (iv) Transfers by the Borrower to any Wholly Owned Subsidiary which Transfers in the aggregate, on a cumulative basis from and after the date hereof, do not exceed 10% of Consolidated Net Worth, measured immediately after each Transfer; (v) Transfers from any Wholly Owned Subsidiary to another Wholly Owned Subsidiary or the Borrower; and (vi) Transfers to the Borrower or to any Wholly Owned Subsidiary of accounts receivable acquired in connection with the acquisition of Sunward Technologies, Inc.

          (m) Acquisitions. Acquire, or permit any Subsidiary (other than Read-Rite SMI) to acquire (an "Acquisition"), any assets or a going business, whether through purchase of assets, merger or otherwise, outside of the ordinary course of business, if the aggregate fair market value of the consideration (whether in the form of cash, debt or equity securities of the Borrower or any Subsidiary or assumed liabilities) paid for all such Acquisitions from the date hereof until the termination of this Agreement exceeds ten percent (10%) of Consolidated Tangible Net Worth. For purposes of this Section 6.02(m), the following shall be regarded as being in the ordinary course of business (in addition to any other transaction in the ordinary course of business): (i) Acquisitions which constitute Investments permitted by Section 6.02(j); (ii) Acquisitions by the Borrower from any Wholly Owned Subsidiary, or Acquisitions by any Wholly Owned Subsidiary from another Wholly Owned Subsidiary or from the Borrower; and (iii) Acquisitions which constitute leases permitted under this Agreement.

          (n) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of equity securities of the Borrower, or with any Affiliate of the Borrower or any such holder, on terms that (when taken in the light of any related or series of transactions of which such transaction is a part (if any)) are less favorable to the Borrower or any such Subsidiary than those which might be obtained at the time from Persons who are not such a holder or Affiliate, other than (i) compensation of employees, officers and directors so long as the Board of Directors of the Borrower determines that such compensation is in the best interests of the Borrower, (ii) transactions between the Borrower and any of its Wholly Owned Subsidiaries or transactions from one Wholly Owned Subsidiary to another Wholly Owned Subsidiary and (iii) the supply of equipment and resources to Read-Rite SMI for fair value and the transactions contemplated by the SMI Joint Venture Agreement.

          (o) Operating Performance Ratio. Permit on the last day of each of the fiscal quarters of the Borrower, the ratio of (i) Annualized Consolidated Cash Flow (calculated as of the last day of the fiscal quarter ending on such date) to (ii) the sum of (A) current portion of long term debt (determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP) plus four multiplied by Consolidated Interest Expense for the most recently ended fiscal quarter, to be less than 1.50 to 1.00.


                          ARTICLE VII

                       EVENTS OF DEFAULT

     SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower shall fail to pay any installment of the principal when due, or shall fail to pay any installment of interest within three (3) Business Days of the date when due, or shall fail to pay any other amount payable hereunder within five (5) Business Days of the date when due; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Agreement or any other certificate or writing delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made; or

          (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 3.01 or 6.02(a), (b), (c),
(d), (g), (h), (i), (l), (m), (n) or (o) on its part to be performed or observed; or

          (d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6.01(b), 6.02(e), (f), or (j) on its part to be performed or observed and any such failure shall remain unremedied or uncured for thirty (30) days after the Chief Executive Officer or any Responsible Officer of the Borrower knows of such failure (whether by notice from the Agent or any Bank or otherwise); or

          (e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 7.01(a), (b), (c) and
(d) above on its part to be performed or observed and any such failure shall remain unremedied or uncured for thirty (30) days after the Agent or any Bank notifies the Borrower of such failure; or

          (f) The Borrower or any of its Subsidiaries (other than Read-Rite SMI) shall (i) fail to pay any principal of, or premium or interest on, any Debt, the aggregate outstanding principal amount of which is at least Two Million Five Hundred Thousand Dollars ($2,500,000) (excluding Debt evidenced by the Notes and Debt under the Revolver), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, or (ii) fail to perform or observe any term, covenant or condition on its part required to be performed or observed under any agreement or instrument relating to any Debt, the aggregate outstanding principal of which is at least Two Million Five Hundred Thousand Dollars ($2,500,000) (excluding Debt evidenced by the Notes and Debt under the Revolver), and the effect of such failure is to accelerate or permit the acceleration of the maturity of such Debt or (iii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Debt, the aggregate outstanding principal amount of which is at least One Million Dollars ($1,000,000) (excluding Debt evidenced by the Notes and Debt under the Revolver), and the effect of such failure is to accelerate the maturity of such Debt; or

          (g) (i)   The Borrower shall commence any case, proceeding or
other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty
(60) consecutive days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and
(iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (h) (i)   Any Subsidiary (other than Read-Rite SMI) shall
commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) there shall be commenced against any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty
(60) consecutive days from the entry thereof; or (iv) any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii) and (iii) above; or (v) any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (i) One or more judgments or decrees requiring the payment of money shall be entered against the Borrower or any of the Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) equal to or greater than Two Million Dollars ($2,000,000) and such judgments or decrees shall not have been satisfied in full, vacated, discharged, or stayed or bonded pending appeal within sixty (60) consecutive days from the entry thereof; or

          (j) (i)   The Borrower or any of its ERISA Affiliates fails to
make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Code, the Borrower or any of its ERISA Affiliates is required to pay as contributions thereto;

               (ii) any accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan;

               (iii) the excess of the actuarial present value of all benefit liabilities under all Pension Plans over the fair market value of the assets of such Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) allocable to such benefit liabilities are greater than five percent (5%) of Consolidated Tangible Net Worth;

               (iv) the Borrower or any of its ERISA Affiliates enters into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA;

               (v) (A)   any Pension Plan maintained by the Borrower or
any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or (B) a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan, or (C) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or (D) the Borrower or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date of the event listed in subclauses (A)-(D) above or any subsequent date, either the Borrower or its ERISA Affiliates has any liability (such liability to include, without limitation, any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in subclauses (A)-(D) above; or

               (vi) As used in this subsection 7.01(i) the term "accumulated funding deficiency" has the meaning specified in Section 412 of the Internal Revenue Code, and the terms "actuarial present value" and "benefit liabilities" have the meanings specified in Section 4001 of ERISA;
     Then, (i) upon the occurrence of any Event of Default described in clause (g) above, the Commitment shall immediately terminate and all Loans hereunder together with accrued interest thereon, and all other amounts owing under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or elsewhere in this Agreement, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                          ARTICLE VIII

                           THE AGENT

     SECTION 8.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but, subject to
Section 9.01, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the
Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 8.03.  CIBC Inc., Canadian Imperial Bank of Commerce, New
York Agency and Affiliates.   With respect to its Commitment, the Loans
made by it and the Note issued to it, CIBC Inc. ("CIBC") and Canadian Imperial Bank of Commerce, New York Agency ("CIBC NYA") and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if CIBC and CIBC NYA were not a Bank and the Agent, respectively, and without any duty to account therefor to the Banks.

     SECTION 8.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 8.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Banks, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limiting the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent from among the Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                           ARTICLE IX

                         MISCELLANEOUS

     SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of the Loan Agreements nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in
Section 4.01, (b) increase the Commitments of the Banks or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, (f) amend any of the provisions in Sections 3.06 through 3.13, (g) amend the definition of Majority Banks or this Section 9.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and provided, further that no waiver or consent shall, unless in writing and signed by the affected Bank, waive the rights of that Bank to receive any payment or compensation under any of Sections 3.06 through 3.13.

     SECTION 9.02. Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to any Bank or the Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall (i) when telecopied, telegraphed, telexed or cabled, be effective when telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, and (ii) when mailed first class postage prepaid, be effective on the third Business Day after the date deposited in the mail, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent, and any notice of a default or of amounts payable to the Agent or the Banks by the Borrower which is given to the Borrower shall not be effective until received by the Borrower.

     SECTION 9.03. Right of Setoff. Upon the occurrence of both (i) any Event of Default and (ii) the making of the request or the granting of the consent specified by the last paragraph of Article VII to authorize the Agent to declare the Loans and other amounts due and payable pursuant to the provisions of the last paragraph of Article VII, each Bank is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Bank to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Bank in its sole discretion may elect. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

     SECTION 9.04. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.05. Costs and Expenses. Without duplication of any amounts payable pursuant to Article III, the Borrower agrees to pay on demand all costs and expenses of the Agent (including reasonable attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the preparation, amendment, modification, enforcement (including in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents. In addition, without duplication of any amounts payable pursuant to Article III, the Borrower agrees to pay on demand all costs and expenses of each Bank (including reasonable attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings of the Borrower.

     SECTION 9.06.  Additional Banks; Assignments; Participations.    (a)
Any Bank may assign, from time to time, all or any portion of its pro rata share of the Commitments and its Note to an Affiliate of that Bank or, (so long as no Event of Default shall have occurred and be continuing) with the prior written approval of the Borrower (which approval will not be unreasonably withheld), to any other Financial Institution acceptable to the Agent; provided that (i) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment) shall in no event be less than Five Million Dollars ($5,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000) and (ii) the parties to each such assignment shall execute and deliver to the Agent and the Borrower an Assignment Agreement substantially in the form of Exhibit F. Upon such execution and delivery, from and after the effective date specified in such Assignment Agreement (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, have the rights and obligations of a Bank hereunder and (z) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to Section 9.06(e)), and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto, subject to its continuing obligations under Section 9.06(e). The Commitments hereunder shall be modified to reflect the Commitment of such assignee, and, if any such assignment occurs while any Loan is outstanding, new Notes shall, upon the surrender of the assigning Bank's Notes, be issued to such assignee and to the assigning Bank as necessary to reflect the new Commitments of the assigning Bank and of its assignee.

          (b) Each Bank may sell, negotiate or grant participations to other Financial Institutions in all or part of the obligations of the Borrower outstanding under the Loan Agreements, without notice to or the approval of the Agent or the Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this
Section 9.06. No participant shall constitute a "Bank" under any Loan Document, and the Borrower shall continue to deal solely and directly with the Agent and the Banks.

          (c) Each Bank may disclose to any proposed assignee or participant which is a Financial Institution any information relating to the Borrower or any of its Subsidiaries; provided, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 9.06(e).

          (d) The grant of a participation interest shall be on such terms as the granting Bank determines are appropriate, provided only that
(1) the holder of such a participation interest shall not have any of the rights of a Bank under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in Article III, provided that the aggregate amount that the Borrower shall be required to pay under Article III with respect to any ratable share of the Commitment or any Loan (including amounts paid to participants) shall not exceed the amount that the Borrower would have had to pay if no participation agreements had been entered into, and (2) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Agreements other than those which (i) increase the amount of the Commitment, (ii) extend the term of the Commitment, (iii) decrease the rate of interest or the amount of any fee or any other amount payable to the Banks under the Loan Agreements, (iv) reduce the principal amount payable under the Loan Agreements, or (v) extend the date fixed for the payment of principal or interest or any other amount payable under the Loan Agreements.

          (e) Each Bank understands that some of the information and documents furnished to it pursuant to this Agreement may be confidential and each Bank agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Agreements; (ii) in accordance with such Bank's obligations under law or regulations or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others;
(iii) to any corporate parent of any Bank so long as such parent agrees to accept such information or agreement subject to the restrictions provided in this Section 9.06(e); (iv) to any participant bank or trust company of any Bank so long as such participant shares the corporate parent with such Bank and agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this Section 9.06(e); (v) to the Agent or to any other Bank and their respective counsel and other professional advisors and to its own counsel and professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 9.06(e); (vi) to proposed assignees and participants which are Financial Institutions in accordance with Section 9.06(c); and (vii) with the prior written consent of the Borrower.

     SECTION 9.07. Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent, and each Bank and each of the conditions precedent set forth in Section 4.01 shall have been satisfied. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and all the Banks. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE.

     SECTION 9.08.  Survival of Warranties and Certain Agreements.
Subject to the remainder of this Section 9.08, this Agreement shall terminate upon the termination of the Commitment and the indefeasible repayment in full of the Notes and all other amounts owing under this Agreement. All agreements, representations and warranties made herein and in any Loan Document shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements contained in Sections 3.06, 3.07, 3.10, 3.13 and 9.05 shall survive the payment of the Loans and the Notes and the termination of this Agreement; provided, however, that such Sections (other than Section 9.05) shall terminate on the fifth anniversary of the termination of this Agreement.

     SECTION 9.09. Waiver of Jury Trial. THE BORROWER, THE AGENT AND EACH BANK HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN AGREEMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Agent, each Bank and the Borrower each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Agent, each Bank and the Borrower further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMEND MENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN AGREEMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     SECTION 9.10. Consent to Jurisdiction; Venue. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the City of Los Angeles or San Francisco in the State of California (whichever city is closest to the Borrower's executive offices), and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. Nothing herein shall affect the right of the Agent or any Bank to bring proceedings against the Borrower in courts of any jurisdiction.

     SECTION 9.11. Entire Agreement. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     SECTION 9.12. Separability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     SECTION 9.13. Obligations Several. The obligation of each Bank hereunder is several, and no Bank shall be responsible for the obligation or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.

     SECTION 9.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 9.15. 1654 Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code Section
1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   READ-RITE CORPORATION

                                   By:\s\ Jane Conn
                                   Title: Treasurer

                                   Address:

                                   345 Los Coches Street
                                   Milpitas, California  95035
                                   Telephone:  (408) 262-6700
                                   Telecopier:  (408) 945-9644

                                   Attention: Chief Financial    Officer


                                   Canadian Imperial Bank of Commerce, New
                                   York Agency, as Agent


                                   By:\s\  Tom R. Wagner
                                   Title:  Vice President

                                   Address:

                                   425 Lexington Avenue
                                   Seventh Floor
                                   New York, New York  10017
                                   Telephone:  (212) 856-3684
                                   Telecopier:  (212) 856-3763

                                   Attention:  Geraldine Kerr

                                   Payment Address:

                                   Morgan Guaranty Trust
                                     Company of New York
                                   New York, New York
                                   ABA No.:  021-000-238
                                   Account No.:  __________
                                   Account Name:  CIBC, New York Agency
                                   for further credit to agented loans
                                      Account No.:  __________
                                   Reference:  Read-Rite
                                     Corporation


                                   BANKS:

                                   CIBC INC.


                                   By:\s\  Tom Wagner
                                   Title:  Vice President

                                   Address:

                                   One Post Street
                                   Suite 3550
                                   San Francisco, California  94104
                                   Telephone:  (415) 399-5744
                                   Telecopier:  (415) 399-5761

                                   Attention: Tom R. Wagner


                            ANNEX I

BANK                               COMMITMENT AMOUNT

CIBC INC.                          $50,000,000


                           EXHIBIT A
                     READ-RITE CORPORATION

                      [FORM OF TERM NOTE]
                           TERM NOTE

                                        San Francisco, California
$                                                June      , 1996



   FOR VALUE RECEIVED, READ-RITE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of __________________________________________ (the "Bank") the principal amount of _______________________ ($__________) or, if less, the aggregate amount of Term Loans (as defined in the Term Loan Agreement referred to below) made by the Bank to the Borrower pursuant to the Term Loan Agreement referred to below. The aggregate principal amount of the Term Loans, together with interest thereon, shall be repaid according to the following schedule: (i) on or prior to last day of the fiscal quarter ending closest to June 30, 1999, $12,500,000; (ii) on or prior to the last day of the fiscal quarter ending closest to June 30, 2000, $12,500,000;
(iii) on the Maturity Date, the aggregate principal amount of the Term Loans then outstanding.

   The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Term Loan Agreement.

   All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Agent described in the Term Loan Agreement. Until notified of the transfer of this Note, the Borrower shall be entitled to deem the Bank or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. Each of the Bank and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid on the schedule attached hereto, if any; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

   This Note is one of the Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement dated as of June 28, 1996 (the "Agreement") among the Borrower, the Banks named therein, Canadian Imperial Bank of Commerce, New York Agency, as Agent for the Banks. The Agreement, among other things, (i) provides for the making of advances (the "Loans") by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

   The terms of this Note are subject to amendment only in the manner provided in the Agreement.

   No reference herein to the Agreement and no provision of this Note or the Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

   The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

   This Note shall be governed by, and construed in accordance with, the laws of the state of California without giving effect to its choice of law doctrine.

   IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                   READ-RITE CORPORATION

                                   By: _________________

                                   Title: _______________